EXHIBIT 23.2


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 filed on or about November 10,
1997) pertaining to the Jefferson Bankshares, Inc. 1995 Long-Term Incentive Stock Plan, Jefferson Bankshares, Inc. Incentive Stock Plan (1985), and Jefferson Bankshares, Inc. Deferred Compensation and Stock Purchase
Plan for Non-Employee Directors of our report dated January 15, 1997, with respect to the consolidated financial statements of Wachovia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                               Ernst & Young LLP



Winston-Salem, North Carolina
November 10, 1997


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